UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: (Date of earliest event reported): February 21, 2017

TRONOX LIMITED
 (Exact name of registrant as specified in its charter)

Western Australia, Australia	001-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Tresser Boulevard, Suite 1100	Lot 22 Mason Road
Stamford, Connecticut 06901	Kwinana Beach, WA 6167 Australia

(Address of principal executive offices, including zip code)

(203) 705-3800
(Registrant’s telephone number, including area code)

 Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into Material Definitive Agreement.

On February 21, 2017, Tronox Limited, an Australian public limited company incorporated in the State of Western Australia in the Commonwealth of Australia (the “Company”), The National Titanium Dioxide Company Ltd., a limited company organized under the laws of the Kingdom of Saudi Arabia (“Cristal”), and Cristal Inorganic Chemicals Netherlands Coöperatief W.A., a cooperative organized under the laws of the Netherlands and a wholly owned subsidiary of Cristal (“Seller”), entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which the Company agreed to acquire Cristal’s titanium dioxide business (the “Business”) for $1.673 billion in cash, subject to a working capital adjustment at closing (the “Cash Consideration”), plus 37,580,000 Class A ordinary shares, par value $0.01 per share, of the Company (the “Consideration Shares”) (the “Transaction”). Following the closing of the Transaction, the Seller will own approximately 24% of the outstanding ordinary shares of the Company. Concurrently with this announcement, the Company announced its intent to begin a process to sell its Alkali business.  The Cash Consideration is expected to be funded through proceeds from asset sales, including of the Company’s Alkali business and selected other non-core assets if appropriate, and cash on hand.  The Transaction, which has been unanimously approved by the board of directors of the Company (the “Board”), is expected to close before first quarter 2018, subject to regulatory approvals and satisfaction of customary closing conditions. At the closing of the Transaction, the Company and Cristal will enter into a Shareholders Agreement (the “Shareholders Agreement”), the form of which has been agreed to by the parties and is attached as an exhibit to the Transaction Agreement, and the Company will designate two individuals chosen by Cristal to serve as Class A directors of the Company.

Conditions to the Transaction

The completion of the Transaction is subject to certain customary closing conditions, including:

•	approval of a majority of the Class A and Class B ordinary shares voting together with respect to the issuance of the Consideration Shares to Cristal;

•	approval for the listing of the Consideration Shares on the New York Stock Exchange, subject to official notice of issuance;

•
expiration or termination of any waiting periods (and any extensions thereof) under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain other required antitrust approvals;

•	the receipt of approval under the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia);

•	the Company securing financing sufficient to fund the Cash Consideration; and

•
the absence of any judgment, injunction, order or decree (or any suit or action that would reasonably be expected to result in the foregoing) prohibiting, enjoining, or having the effect of making the Transaction illegal.

Each party’s obligation to consummate the Transaction is also subject to certain additional closing conditions, including (i) the accuracy of the other party’s representations and warranties contained in the Transaction Agreement (subject to certain materiality qualifiers) and (ii) the other party’s compliance in all material respects with its covenants and agreements contained in the Transaction Agreement.

Other Terms of the Transaction

The Transaction Agreement contains customary representations, warranties and covenants by each party that are subject, in some cases, to specified exceptions and qualifications contained in the Transaction Agreement. The representations and warranties in the Transaction Agreement are the product of negotiations between the parties to the Transaction Agreement and are made to, and solely for the benefit of, the party to whom such representations and warranties are made, in each case as of specified dates. Such representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts, may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, and may not be relied upon by any other person. The covenants include, among others, the following: (i) the Company’s obligation to operate its business in all material respects in the ordinary course between execution of the Transaction Agreement and the closing of the Transaction; (ii) Cristal’s obligation to operate the Business in all material respects in the ordinary course between the execution of the Transaction Agreement and the closing of the Transaction; (iii) Cristal’s agreement to be subject to certain exclusivity obligations; (iv) Cristal’s agreement not to compete with the Business (subject to certain exceptions) for a period of two years after the closing of the Transaction; and (v) certain non-solicit obligations applicable to both the Company and Cristal for a period of two years after the closing of the Transaction.

Each of the parties is required to use its reasonable best efforts to consummate the Transaction, including by making a filing under the U.S. Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and obtaining all consents and authorizations from governmental entities necessary to complete the Transaction. Notwithstanding the foregoing, neither party is required to agree to the divestiture, sale or disposition of assets of the Company or Cristal or the Business or take any actions that could limit the Company’s, Cristal’s or the Business’s freedom of action with respect to their respective assets or assets of the Business if such actions would be detrimental to Cristal and its subsidiaries or the Company and its subsidiaries, as applicable, taken as a whole.

The Company intends to fund the Cash Consideration with a combination of proceeds from asset sales, including of the Company’s Alkali business and selected other non-core assets if appropriate, and cash on hand. The Transaction is conditioned on the Company obtaining financing sufficient to fund the Cash Consideration.

The Transaction Agreement contains customary termination provisions in favor of both parties, including a right to terminate the Transaction Agreement if the closing of the Transaction has not occurred on or before May 21, 2018 (the “Termination Date”).  The Transaction Agreement provides that the Company must pay to Cristal a termination fee of $100 million if all conditions to closing, other than the financing condition, have been satisfied and the Transaction Agreement is terminated because closing of the Transaction has not occurred by the Termination Date.  The Transaction Agreement further provides that the Company shall reimburse Cristal for certain expenses not to exceed $15 million if the Transaction Agreement is terminated due to a failure to obtain the required shareholder vote.

Both the Company and Cristal have agreed, following the closing, to indemnify the other party for losses arising from certain breaches of the Transaction Agreement and for certain other liabilities, subject to certain limitations.

Simultaneous with the closing of the Transaction, the parties will enter into certain ancillary agreements, including a transition services agreement. Subject to negotiations with Cristal, the Company has the intention to acquire Cristal’s 500 MMT slag production facility in Saudi Arabia.

The foregoing description of the Transaction Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Transaction Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Shareholders Agreement

Pursuant to the Transaction Agreement, the Company, Cristal, the Seller and the three shareholders of Cristal (the “Shareholders”) have agreed to enter into a Shareholders Agreement. Pursuant to the Shareholders Agreement, as long as the Shareholders, collectively, beneficially own at least 28,185,000 or more Class A Shares, they will have the right to designate for nomination two Class A directors of the Board and, as long as they beneficially own at least 15,568,333 Class A Shares but less than 28,185,000 Class A Shares, they will have the right to designate for nomination one Class A director of the Board. The Shareholders Agreement also will provide that as long as the Shareholders own at least 11,743,750 Class A Shares, they will be granted certain preemptive rights.

The Company has agreed to file promptly after the closing of the Transaction a registration statement covering approximately four percent of the then-outstanding ordinary shares of the Company, which may be sold as soon as such registration statement is effective.  Other than with respect to those Consideration Shares, the Shareholders Agreement will include restrictions on the Seller’s ability to transfer any other of its Class A Shares for a period of three years after the closing of the Transaction other than to certain permitted transferees after the later of eighteen months and the resolution of all indemnification claims under the Transaction Agreement. The Shareholders Agreement will also contain certain demand and piggy-back registration rights, which commence after the three-year transfer restriction period expires. Finally, the majority of the Shareholders will also agree to certain non-competition obligations for two years following the closing of the Transaction.

The foregoing description of the Shareholders Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the form of Shareholders Agreement that appears as Exhibit A to the Transaction Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference.

Item 2.02          Results of Operations and Financial Condition.

Attached as Exhibit 99.1 is a copy of a press release of the Company, dated February 21, 2017, reporting the Company’s financial results for the fourth quarter ended December 31, 2016. Such information, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 3.02          Unregistered Sale of Securities

Pursuant to the Transaction Agreement, the Company has agreed, subject to the terms and conditions therein, to issue the Consideration Shares. The issuance of Consideration Shares will be exempt from the registration requirement of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because such issuance will not involve a public offering.

The information set forth under Item 1.01 above is incorporated by reference to this Item 3.02.

Item 7.01          Regulation FD Disclosure.

On February 21, 2017, the Company issued a press release announcing the Transaction. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

On February 21, 2017, the Company also made an investor presentation in connection with the Transaction and the other transactions described above. The investor presentation is attached as Exhibit 99.3 and is incorporated herein by reference.

The information furnished pursuant to this item is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval. In connection with the Transaction Agreement, by and between Tronox Limited (the “Company”), The National Titanium Dioxide Company (“Cristal”) and Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Transaction”), the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including a proxy statement. Investors and securityholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents regarding the proposed Transaction filed with the SEC or sent to shareholders as they become available as they will contain important information about the Transaction. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.tronox.com or by contacting the Company’s Investor Relations at +1 (203) 705-3722.

Certain Information Regarding Participants

The Company, Cristal and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive annual proxy statement filed with the SEC on April 8, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement regarding the Transaction and other relevant documents filed with the SEC.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate,” and include statements about expectations for future results.

The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the Company’s filings with the SEC, including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016. Significant risks and uncertainties may relate to, but are not limited to, the risk that the Transaction will not close, including by failure to obtain shareholder approval, failure to obtain any necessary financing or the failure to satisfy other closing conditions under the Transaction Agreement or by the termination of the Transaction Agreement; failure to plan and manage the Transaction effectively and efficiently; the risk that a regulatory approval that may be required for the Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that expected synergies will not be realized or will not be realized within the expected time period; unanticipated increases in financing and other costs, including a rise in interest rates; reduced access to unrestricted cash; compliance with our bank facility covenants; the price of our shares; general market conditions; our customers potentially reducing their demand for our products; more competitive pricing from our competitors or increased supply from our competitors; operating efficiencies and other benefits expected from the Transaction. Neither the Company’s investors and securityholders nor any other person should place undue reliance on these forward-looking statements. Unless otherwise required by applicable laws, the Company undertakes no obligations to update or revise any forward-looking statements, whether as a result of new information or future developments.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Transaction Agreement, dated as of February 21, 2017, by and between Cristal, Tronox Limited and Cristal Inorganic Chemicals Netherlands Coöperatief W.A.
99.1	Press Release of Tronox Limited, dated February 21, 2017, reporting Tronox Limited’s financial results for the fourth quarter ended December 31, 2016
99.2	Press Release of Tronox Limited, dated February 21, 2017, reporting Tronox Limited’s proposed acquisition of Cristal
99.3	Investor Presentation dated February 21, 2017

* This filing excludes schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2017

TRONOX LIMITED

By:	/s/ Richard L. Muglia
Name: Richard L. Muglia
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Transaction Agreement, dated as of February 21, 2017, by and between Cristal, Tronox Limited and Cristal Inorganic Chemicals Netherlands Coöperatief W.A.
99.1	Press Release of Tronox Limited, dated February 21, 2017, reporting Tronox Limited’s financial results for the fourth quarter ended December 31, 2016
99.2	Press Release of Tronox Limited, dated February 21, 2017, reporting Tronox Limited’s proposed acquisition of Cristal
99.3	Investor Presentation dated February 21, 2017

* This filing excludes schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the SEC upon request by the SEC.